Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES MERGER AGREEMENT WITH DENVER PARENT CORPORATION AT $12.50 PER SHARE

DENVER, COLORADO, January 16, 2012 /Marketwire/ — Venoco, Inc. (NYSE: VQ), a leading independent energy company, announced that it has entered into a definitive merger agreement under which Timothy M. Marquez, Venoco’s Chairman and CEO, who, together with affiliated trusts and foundations, holds 50.3% of Venoco’s common stock, will acquire Venoco through a wholly owned entity, Denver Parent Corporation.

Under the agreement, Venoco shareholders, excluding Mr. Marquez and his affiliated entities, will receive $12.50 per share in cash upon completion of the transaction. The price represents a premium of 63% to Venoco’s closing price on Friday, January 13, 2012, the last trading day before the announcement of the transaction and a premium of 75% to the volume-weighted one-month moving average for that date, and implies a total enterprise value of approximately $1.5 billion.

The special committee of the board of directors that was formed in August 2011 to review the proposal from Mr. Marquez, with the assistance of independent legal and financial advisors, completed a thorough review of the proposal, investigated various alternatives and other potential bidders, and unanimously concluded that the transaction with Mr. Marquez was in the best interests of Venoco’s minority shareholders.  Based on the unanimous recommendation of the special committee, the agreement was also approved by the full board other than Mr. Marquez, who abstained.

Rick Walker, the Chairman of the special committee, stated, “After a thorough assessment, with the assistance of independent legal and financial advisors and after a comprehensive 5-month search of the market for superior alternatives, we concluded that this transaction will maximize value for our public shareholders.  We are also pleased to have successfully negotiated a ‘majority of the minority’ approval right for our public shareholders.”

Mr. Marquez said, “I am pleased to announce this transaction, which I believe will deliver significant value to our public shareholders.  I am proud of the strong track record of our company, and our valued employees who make that possible.  This transaction will position Venoco for the long term and allow our company to continue investing in its future in an era of continued economic uncertainty.”

Completion of the transaction is subject to certain closing conditions, including receipt of shareholder approval, regulatory approvals, a financing condition and other customary conditions.  The merger agreement contains a non-waivable condition that a majority of the outstanding shares of Venoco not owned by Mr. Marquez and his affiliates or by any director, officer or employee of Venoco or its subsidiaries vote in favor of the adoption of the merger agreement.

BofA Merrill Lynch and Strategic Energy Advisors, LLC are acting as financial advisors to the special committee, and Squire Sanders is acting as legal advisor to the special committee.

Wachtell, Lipton, Rosen & Katz is acting as legal advisor to Mr. Marquez, and Citigroup and BMO Capital Markets are working with Mr. Marquez on the transaction.

About Venoco, Inc.

Venoco is an independent energy company primarily engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties primarily in California.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates three onshore properties in Southern California, and has extensive operations in Northern California’s Sacramento Basin.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Venoco, Inc. by Denver Parent Corporation.  In connection with the transaction, Venoco, Inc. will file a proxy statement and file or furnish other relevant materials with the Securities and Exchange Commission, or SEC.  STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT MATERIALS FILED OR FURNISHED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE, THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Stockholders will be able to obtain a free copy of the proxy statement when available and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov, or by directing a request by mail to Venoco, Inc., 370 17th Street, Suite 3900, Denver, CO 80202-1370, or from the Company’s website at www.venocoinc.com.  The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Participants in Solicitation

Venoco, Inc. and certain of its directors, officers and other members of management may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders that will occur in connection with the transaction.  Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K previously filed with the SEC, and will be set forth in the proxy statement relating to the transaction when the proxy statement becomes available.  Copies of these documents can be obtained, without charge, at the SEC’s website at www.sec.gov, by directing a request to the Company at the address above, or at www.venocoinc.com.

Forward-looking Statements

This press release contains statements that are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations or beliefs about future events.  These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors.  These include uncertainties regarding whether an acquisition of Venoco will be consummated upon the terms contemplated by the merger agreement or at all, whether financing will be available on acceptable terms or at all, whether Venoco’s minority shareholders will approve the transaction, and whether the other conditions to consummate the transaction will be satisfied. Further information and risks regarding factors that could affect our business, operations, financial results or financial positions are discussed from time to time in Venoco’s Securities and Exchange Commission filings and reports, including its annual report for Form 10-K for the year ended December 31, 2010.  The shareholders of Venoco and other readers are cautioned not to put undue reliance on any forward-looking statements.  Venoco undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Mike Edwards, Vice President, (303) 626-8320; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

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